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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-123182 of CenterPoint Energy, Inc. (the "Company") on Form S-4 of our reports dated March 15, 2005, relating to the consolidated financial statements and financial statement schedules of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the presentation of the Company's electric generating operations as discontinued operations) and to management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.





/s/ Deloitte & Touche LLP

Houston, Texas
May 25, 2005